Exhibit (a)(5)(cxxxix)

, Trial Brief. after Plaintiffs rested in response to Oracle’s motion for judgment Not alleged in the Complaint. Not mentioned in Plaintiffs’ Not mentioned in Plaintiff’s Opening Statement. Not mentioned in Professor Elzinga’s direct or redirect testimony. Not mentioned by Professor McAfee at all. Raised for the first time on partial findings.

Coordinated Effects …

Oracle’s Opening Statement, First Slide Coordinated effects were not pleaded. Professor Elzinga closed the door: The government concedes it has no case under the concentration/collusion theory that is the foundation of most merger law.

This is not a traditional case

D6236

PeopleSoft’s Competitor Count

of High-Function is a software product , Tr. at 2035:5-17 “Definition” “High-function software” that is capable of executing a wide array of business processes at a superior level of See, e.g. software must have at least the performance. (Marco Iansiti testimony). Thus, “high- function” following advanced performance capabilities, not all of which each user may demand:”

Plaintiffs’

• are merger vendors to Complaint of of limited set The proposed performance demands high-level demanding the is the with with that SAP.” the … by most find Markets: software] meet the requirements and affected that organizations with typically their 23: FMS needs” 9: meet PeopleSoft products and can The HRM characteristics multifaceted functional “[C]ustomers requirements that Oracle,

• Paragraph Paragraph

• Customer-Based

Comparing Unilateral Effects Cases

*Staples**

- Dominant to 100% shares in 42 markets.
- Clear evidence that number of superstores affected prices.
- OfficeMax did not effectively constrain pricing.

* Not a unilateral effects case explicitly.

Swedish Match

- 60% share, double the next firm.
- Guidelines unilateral effects analysis fully implemented.
- Court found likely market-wide price increase.

Oracle

- Merged firm second to SAP.
- Guidelines analysis abandoned.
- Only sporadic, customer-specific effects alleged.
- Economic evidence shows SAP effectively constrains pricing.

ORACLE

Post-Merger Unchanged Unchanged Unchanged Unchanged

From Oracle’s Opening Statement

Today Buyers with leverage that don’t need to buy at all.

One or two firms negotiating with buyer. Buyers can conceal their reserve price and vendor preferences. Seller costs of losing are huge; price discrimination is very risky.

Nothing Critical Will Change

(page 4). Staples http://www.ftc.gov/os/1997/04/pubbrief.pdf

Source: Three-firm price competition is very rare. SAP constrains Oracle’s pricing as much or more as PeopleSoft.

The Key Evidence in Here:

From Oracle’s Opening Statement

“Localized Competition” Theory “Reality” (Assuming 3-firm market)

SAP PeopleSoft Oracle Microsoft

Vertical Scope

AMS

Lawson

ERP Vendor Market Positioning SizeCustomer

D5000

SAP is Competitive Everywhere

SAP Will Remain the Leading Firm

- "ERP" (EAS Suites)
  - SAP Worldwide ERP Revenues: $5.0 billion
  - Sum of Oracle and PeopleSoft: $3.1 billion

Source: IDC, May 2004 (D5572)

- FMS
  - SAP Worldwide FMS Revenues: $1.06 billion
  - Sum of Oracle and PeopleSoft: $673 million

Source: IDC, Sept. 2003 (D5543)

- HRM
  - SAP Worldwide HRM Revenues: $514 million
  - Sum of Oracle and PeopleSoft: $652 million

Source: IDC, July 2003 (D5815)

ORACLE

D5955 “Accenture will recommend SAP to the financial services industries for both vertical applications and ERP applications.”

Repositioning

D5332R

Microsoft’s ERP Market Analysis

D5051

From Oracle’s Opening Statement Microsoft is Pursuing Enterprises

(Laughter.) Tr. 942 (P. Keating) Do you remember that?

Well, when you say, to focus on larger and larger clients, to go? have you gotten any indication as to how high Microsoft intends A. Microsoft doesn’t play for second place. Q. And when I asked you in your deposition whether you believed that Microsoft intends to ultimately target your Tier One client base, the Global 2000 and 500, you told me, “Absolutely.” A. Yes. Q. Do you stand by that testimony? A. Yes. Q. They’re coming, aren’t they, to the large market space? A. Monday they were almost there.

Microsoft is Coming Q.

D5822R

Real Competition: The Stack